Exhibit 99.1

Press Release	For Immediate Release
Date: August 8, 2022

GLEN BURNIE BANCORP ANNOUNCES

SECOND QUARTER 2022 RESULTS

GLEN BURNIE, MD (August 8, 2022) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today net income of $309,000, or $0.11 per basic and diluted common share for the three-month period ended June 30, 2022, compared to net income of $480,000, or $0.17 per basic and diluted common share for the three-month period ended June 30, 2021. Bancorp reported net income of $540,000, or $0.19 per basic and diluted common share for the six-month period ended June 30, 2022, compared to $1,074,000, or $0.38 per basic and diluted common share for the same period in 2021. On June 30, 2022, Bancorp had total assets of $429.4 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, will pay its 120th consecutive quarterly dividend on August 8, 2022.

“The decrease in earnings during the second quarter of 2022, as compared to the same period of 2021, was primarily due to decreases in our net interest income, although we began to see the positive impact of rising interest rates,” said John D. Long, President and Chief Executive Officer. “We partially mitigated our declining net interest margin through repricing of new and existing loans at higher yields and through deployment of excess liquidity held in fed funds into higher yielding securities during the first half of 2022. Despite declining loan balances in a volatile market environment, we've built a solid earnings stream that should continue to deliver solid financial outcomes for the Company and our shareholders, even as interest rates continue to rise, and fears of an economic downturn continue to develop. Anne Arundel County, our primary operating area, remains a vibrant market and should weather this period of economic uncertainty. Non-performing assets remain low, and we maintain our conservative approach to credit underwriting. As with most companies, inflation pressure and wage increase from a tight labor market are likely to cause increases in our non-interest expense, which we are closely monitoring and managing. Historically, the Company has navigated both rising rate and recessionary cycles with good outcomes, and we believe that the Company and the Bank are well positioned to weather the current economic environment.”

In closing, Mr. Long added, “We remain very positive about the Company’s performance during the second half of 2022. We see strong pipelines for business growth across our markets. We also have a high-quality balance sheet and business mix that we believe will support strong performance regardless of future economic conditions.”

Highlights for the First Six Months of 2022

Total interest income declined $0.5 million to $5.9 million for the six-month period ending June 30, 2022, compared to the same period in 2021. This resulted from a $949,000 decrease in interest income on loans consistent with the $39.9 million decline in the average balance of the loan portfolio. The decline in interest income was driven by the repricing impact on earning asset yields of the change in asset mix from higher yielding loans to lower yielding investment securities, and the investment of excess liquidity derived from deposit growth in investment securities. Loan pricing pressure/competition will likely continue to place pressure on the Company’s net interest margin. Exacerbating the above, the Company had a $24.6 million higher level of lower yielding cash and cash equivalents during the first half of 2022 compared to the same period in 2021.

Due to minimal charge-offs, recoveries on previously charged off loans, decline in the loan portfolio, and strong credit discipline, the Company continued to release portions of its allowance for credit losses on loans in the first half of 2022. The Company expects that its strong liquidity and capital positions, along with the Bank’s total regulatory capital to risk weighted assets of 15.90% on June 30, 2022, compared to 14.29% for the same period of 2021, will provide ample capacity for future growth.

Return on average assets for the three-month period ended June 30, 2022, was 0.29%, compared to 0.45% for the three-month period ended June 30, 2021. Return on average equity for the three-month period ended June 30, 2022, was 4.99%, compared to 5.51% for the three-month period ended June 30, 2021. Lower net income and higher average asset balances primarily drove the lower return on average assets, while lower net income and a lower average equity balance, primarily drove the higher return on average equity.

The cost of funds decreased from 0.28% during the second quarter of 2021 to 0.22% during the second quarter of 2022. This 0.06% decrease was primarily due to a change in funding mix, consisting of an increase in lower cost non-time deposits as a percentage of total funding sources, and lower rates on time deposits, reflecting the declining interest rate environment.

The book value per share of Bancorp’s common stock was $7.44 on June 30, 2022, compared to $12.43 per share on June 30, 2021. The decline was primarily due to the unrealized losses on available for sale securities, which was caused by the rapid increase in market interest rates.

On June 30, 2022, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 15.13% on June 30, 2022, compared to 13.45% on June 30, 2021. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $429.4 million on June 30, 2022, a decrease of $3.4 million or 0.77%, from $432.8 million on June 30, 2021. Investment securities increased by $200,000 or 0.15% to $157.8 million as of June 30, 2022, compared to a $157.6 million for the same period of 2021. Loans, net of deferred fees and costs, were $200.7 million on June 30, 2022, a decrease of $34.2 million or 16.24%, from $234.9 million on June 30, 2021. Cash and cash equivalents increased $24.6 million or 39.56%, from June 30, 2021, to June 30, 2022. Deferred tax assets increased $5.4 million or 569.94%, from June 30, 2021, to June 30, 2022, due to the tax effects of unrealized losses on available for sale securities.

Total deposits were $385.8 million on June 30, 2022, an increase of $16.9 million or 4.40%, from $368.9 million on June 30, 2021. Noninterest-bearing deposits were $151.7 million on June 30, 2022, an increase of $8.4 million or 5.41%, from $143.3 million on June 30, 2021. Interest-bearing deposits were $234.1 million on June 30, 2022, an increase of $8.5 million or 3.72%, from $225.6 million on June 30, 2021. Total borrowings were $20.0 million on June 30, 2022, a decrease of $5.2 million or 20.75%, from $25.2 million on June 30, 2021. The Company participated in the Paycheck Protection Program Liquidity Facility (“PPPLF”) established by the Federal Reserve. On June 30, 2021, the Company borrowed $5.2 million, under the PPPLF with a fixed rate of 0.35% and pledged PPP loans as collateral to secure the borrowings.

As of June 30, 2022, total stockholders’ equity was $21.3 million (4.95% of total assets), equivalent to a book value of $7.44 per common share. Total stockholders’ equity on June 30, 2021, was $35.4 million (8.18% of total assets), equivalent to a book value of $12.43 per common share. The reduction in the ratio of stockholders’ equity to total assets was primarily due to the $14.9 million after-tax decline in market value of the Company’s available-for-sale securities portfolio. These increases in unrealized losses primarily resulted from increasing market interest rates year-over-year, which decreased the fair value of the investment securities.

Asset quality, which has trended within a narrow range over the past several years, has remained sound and reflected no pandemic-related impact on June 30, 2022. Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned (“OREO”), represented 0.05% of total assets on June 30, 2022, compared to 0.02% on December 31, 2021, demonstrating positive asset quality trends across the portfolio. The decrease in total assets from December 31, 2021, to June 30, 2022, drove the change. The allowance for credit losses on loans was $2.2 million, or 1.12% of total loans, as of June 30, 2022, compared to $2.5 million, or 1.17% of total loans, as of December 31, 2021. The allowance for credit losses for unfunded commitments was $413,000 as of June 30, 2022, compared to $371,000 as of December 31, 2021.

Review of Financial Results

For the three-month periods ended June 30, 2022, and 2021

Net income for the three-month period ended June 30, 2022, was $309,000, compared to $480,000 for the three-month period ended June 30, 2021.

Net interest income for the three-month period ended June 30, 2022, totaled $2.8 million, a decrease of $213,000 from the three-month period ended June 30, 2021. The decrease in net interest income was due to a $260,000 reduction in interest income, offset by $47,000 lower costs of interest-bearing deposits and borrowings. Net interest margin compression drove the lower interest income resulting from declining loan balances, increases in cash held in interest-bearing deposits in banks, and security purchases in response to COVID-19 surge-deposit balances. Our securities holdings, which generally yield less than loans, increased as a percentage of our total assets reflecting increased deployment of cash balances.

Net interest margin for the three-month period ended June 30, 2022, was 2.61%, compared to 2.92% for the same period of 2021. Lower average yields and higher average balances on interest-earning assets combined with higher average interest-bearing funds, higher average noninterest-bearing funds and lower cost of funds were the primary drivers of year-over-year results. The average balance on interest-earning assets increased $16.8 million while the yield decreased 0.36% from 3.18% to 2.82%, when comparing the three-month periods ending June 30, 2021, and 2022. The average balance on interest-bearing funds and noninterest-bearing funds increased $9.0 million and $6.6 million, respectively, and the cost of funds decreased 0.06%, when comparing the three-month periods ending June 30, 2021, and 2022. The decrease in interest expense is related to a continuing shift in deposit mix and the ongoing downward repricing of interest-bearing deposits. As time deposits matured, they renewed at lower market rates, or they exited the Company and were replaced by lower cost checking and money market accounts.

The average balance of interest-bearing deposits in banks and investment securities increased $55.1 million from $174.8 million to $229.9 million for the second quarter of 2022, compared to the same period of 2021. While the yield decreased from 1.65% to 1.64% during that same period. The decrease in yields for the three-month period can be attributed to the change in mix of cash held in interest-bearing deposits in banks and investment securities available for sale.

Average loan balances decreased $38.3 million to $201.6 million for the three-month period ended June 30, 2022, compared to $239.9 million for the same period of 2021, while the yield decreased from 4.29% to 4.16% during that same period. The decrease in loan yields for the second quarter of 2022 reflected the accelerated runoff of the lower yielding indirect automobile loan portfolio.

The release of allowance for credit loss on loans for the three-month period ended June 30, 2022, was $116,000, compared to a release of $67,000 for the same period of 2021. The increase in the release for the three-month period ended June 30, 2022, when compared to the three-month period ended June 30, 2021, primarily reflects a $24.7 million decrease in the reservable balance of the loan portfolio (excluding PPP loans) and an 11% decrease in the current expected credit loss percentage, offset by a $59,000 increase in net charge offs.

Noninterest income for the three-month period ended June 30, 2022, was $260,000, compared to $280,000 for the three-month period ended June 30, 2021, a decrease of $20,000 or 7.09%. The decrease was driven primarily by $10,000 lower other fees and commissions and a $14,000 lower gain on sale of other real estate.

For the three-month period ended June 30, 2022, noninterest expense was $2.83 million, compared to $2.79 million for the three-month period ended June 30, 2021, an increase of $43,000. The primary contributors to the $43,000 increase, when compared to the three-month period ended June 30, 2021, were increases in legal, accounting, and other professional fees and other expenses, offset by decreases in salary and employee benefits,

For the six-month periods ended June 30, 2022, and 2021

Net income for the six-month period ended June 30, 2022, was $540,000, compared to $1,074,000 for the six-month period ended June 30, 2021.

Net interest income for the six-month period ended June 30, 2022, totaled $5.5 million, a decrease of $410,000 from the six-month period ended June 30, 2021. The decrease in net interest income was due to $506,000 lower interest income, offset by a $96,000 reduction in the costs of interest-bearing deposits and borrowings. Net interest margin compression drove the lower interest income resulting from declining loan balances, increases in cash held in interest-bearing deposits in banks and security purchases in response to COVID-19 surge-deposit balances. Our securities holdings, which generally yield less than loans, increased as a percentage of our total assets reflecting deployment of increased cash balances.

Net interest margin for the six-month period ended June 30, 2022, was 2.57%, compared to 2.92% for the same period of 2021. Lower average yields and higher average balances on interest-earning assets combined with higher average interest-bearing funds, higher average noninterest-bearing funds, and lower cost of funds were the primary drivers of year-over-year results. The average balance on interest-earning assets increased $23.4 million, while the yield decreased 0.41% from 3.20% to 2.79%, when comparing the six-month periods ending June 30, 2021, and 2022. The average balance on interest-bearing funds and noninterest-bearing funds increased $9.6 million and $12.6 million, respectively, and the cost of funds decreased 0.06%, when comparing the six-month periods ending June 30, 2021, and 2022. The decrease in interest expense is related to a continuing shift in deposit mix and the downward repricing of interest-bearing deposits. As time deposits matured, they renewed at lower market rates, or they exited the Company and were replaced by lower cost checking and money market accounts.

The average balance of interest-bearing deposits in banks and investment securities increased $63.4 million from $162.3 million to $225.7 million for the six-month period ending June 30, 2022, compared to the same period of 2021. While the yield decreased from 1.54% to 1.50% during that same period. The decrease in yields for the six-month period can be attributed to the change in mix of cash held in interest-bearing deposits in banks and investment securities available for sale.

Average loan balances decreased $39.9 million to $204.5 million for the six-month period ended June 30, 2022, compared to $244.4 million for the same period of 2021. While the yield decreased from 4.29% to 4.20% during that same period.

The Company recorded a release of allowance for credit loss on loans of $217,000 for the six-month period ending June 30, 2022, compared to a release of $471,000 for the same period in 2021. The $254,000 decline in the release in 2022, compared to 2021, primarily reflects a $323,000 increase in net charge offs, offset by a $24.7 million decrease in the reservable balance of the loan portfolio (excluding PPP loans) and an 11% decrease in the current expected credit loss percentage. As a result, the allowance for credit loss on loans was $2.2 million on June 30, 2022, representing 1.12% of total loans, compared to $2.9 million, or 1.23% of total loans on June 30, 2021.

Noninterest income for the six-month period ended June 30, 2022, was $514,000, compared to $527,000 for the six-month period ended June 30, 2021, a decrease of $13,000 or 38.05%. The decrease was driven primarily by a $14,000 lower gain on sale of other real estate.

For the six-month period ended June 30, 2022, noninterest expense was $5.6 million, compared to $5.6 million for the six-month period ended June 30, 2021. The primary contributors when comparing to the six-month period ended June 30, 2021, were decreases in salary and employee benefits costs, data processing and item processing services, FDIC insurance costs, loan collection costs and telephone costs, offset by increases in occupancy and equipment expenses, legal, accounting, and other professional fees.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships, and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30,	March 31,	December 31,	June 30,
	2022	2022	2021	2021
	(unaudited)	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and due from banks	$2,140	$2,071	$2,111	$2,223
Interest-bearing deposits in other financial institutions	49,226	66,769	60,070	24,545
Total Cash and Cash Equivalents	51,366	68,840	62,181	26,768

Investment securities available for sale, at fair value	157,823	147,371	155,927	157,591
Restricted equity securities, at cost	1,071	1,074	1,062	1,062

Loans, net of deferred fees and costs	200,698	204,252	210,392	234,871
Less: Allowance for credit losses(1)	(2,238)	(2,380)	(2,470)	(2,887)
Loans, net	198,460	201,872	207,922	231,984

Premises and equipment, net	3,446	3,492	3,564	3,716
Bank owned life insurance	8,414	8,375	8,338	8,258
Deferred tax assets, net	6,452	4,148	956	1,004
Accrued interest receivable	1,145	1,124	1,085	1,304
Accrued taxes receivable	245	280	301	258
Prepaid expenses	448	513	347	407
Other assets	523	356	383	422
Total Assets	$429,393	$437,445	$442,066	$432,774

LIABILITIES
Noninterest-bearing deposits	$151,679	$155,027	$155,624	$143,254
Interest-bearing deposits	234,086	232,747	227,623	225,630
Total Deposits	385,765	387,774	383,247	368,884

Short-term borrowings	10,000	10,000	10,000	25,237
Long-term borrowings	10,000	10,000	10,000	-
Defined pension liability	313	311	304	296
Accrued expenses and other liabilities	2,050	2,080	2,799	2,962
Total Liabilities	408,128	410,165	406,350	397,379

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,858,635, 2,856,257, 2,853,880 and 2,848,170 shares as of June 30, 2022, March 31, 2022, December 31, 2021, and June 30, 2021, respectively.	2,859	2,856	2,854	2,848
Additional paid-in capital	10,810	10,784	10,759	10,700
Retained earnings	22,946	22,922	22,977	22,104
Accumulated other comprehensive loss	(15,350)	(9,282)	(874)	(257)
Total Stockholders' Equity	21,265	27,280	35,716	35,395
Total Liabilities and Stockholders' Equity	$429,393	$437,445	$442,066	$432,774

(1)  Effective January 1, 2021, the Company applied ASU 2016-13, Financial Instruments – Credit Losses (“ASC 326”), such that the allowance calculation is based on current expected credit loss methodology (“CECL”).  Prior to January 1, 2021, the calculation was based on incurred loss methodology.

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Interest income
Interest and fees on loans	$2,089	$2,568	$4,256	$5,205
Interest and dividends on securities	794	698	1,492	1,203
Interest on deposits with banks and federal funds sold	147	24	197	43
Total Interest Income	3,030	3,290	5,945	6,451

Interest expense
Interest on deposits	120	158	244	325
Interest on short-term borrowings	88	116	191	232
Interest on long-term borrowings	19	-	26	-
Total Interest Expense	227	274	461	557

Net Interest Income	2,803	3,016	5,484	5,894
Release of credit loss provision	(116)	(67)	(217)	(471)
Net interest income after release of credit loss provision	2,919	3,083	5,701	6,365

Noninterest income
Service charges on deposit accounts	40	37	82	77
Other fees and commissions	180	190	355	359
Loss/gain on securities sold/redeemed	1	-	1	-
Gain on sale of other real estate	-	14	-	14
Income on life insurance	39	39	76	77
Total Noninterest Income	260	280	514	527

Noninterest expenses
Salary and employee benefits	1,516	1,588	3,136	3,218
Occupancy and equipment expenses	316	304	647	606
Legal, accounting and other professional fees	260	183	585	395
Data processing and item processing services	235	248	461	505
FDIC insurance costs	29	40	54	83
Advertising and marketing related expenses	21	24	43	45
Loan collection costs	20	22	(55)	28
Telephone costs	41	54	85	131
Other expenses	397	329	663	610
Total Noninterest Expenses	2,835	2,792	5,619	5,621

Income before income taxes	344	571	596	1,271
Income tax expense	35	91	56	197

Net income	$309	$480	$540	$1,074

Basic and diluted net income per common share	$0.11	$0.17	$0.19	$0.38

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the six months ended June 30, 2022 and 2021

(dollars in thousands)

(unaudited)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss) Income	Equity
Balance, December 31, 2020	$2,842	$10,640	$23,071	$540	$37,093

Net income	-	-	1,074	-	1,074
Cash dividends, $0.20 per share	-	-	(569)	-	(569)
Dividends reinvested under dividend reinvestment plan	6	60		-	66
Transition adjustment pursuant to adoption of ASU 2016-3 to adoption of ASU 2016-3			(1,472)		(1,472)
Other comprehensive loss	-	-	-	(797)	(797)
Balance, June 30, 2021	$2,848	$10,700	$22,104	$(257)	$35,395

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Income/(Loss)	Equity
Balance, December 31, 2021	$2,854	$10,759	$22,977	$(874)	$35,716

Net income	-	-	540	-	$540
Cash dividends, $0.20 per share	-	-	(571)	-	$(571)
Dividends reinvested under dividend reinvestment plan	5	51	-	-	$56
Other comprehensive loss	-	-	-	(14,476)	$(14,476)
Balance, June 30, 2022	$2,859	$10,810	$22,946	$(15,350)	$21,265

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

(unaudited)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2022:
Common Equity Tier 1 Capital	$37,267	15.13%	$11,087	4.50%	$16,015	6.50%
Total Risk-Based Capital	$39,183	15.90%	$19,711	8.00%	$24,639	10.00%
Tier 1 Risk-Based Capital	$37,267	15.13%	$14,783	6.00%	$19,711	8.00%
Tier 1 Leverage	$37,267	8.58%	$17,383	4.00%	$21,728	5.00%

As of March 31, 2022:
Common Equity Tier 1 Capital	$37,201	15.33%	$10,923	4.50%	$15,778	6.50%
Total Risk-Based Capital	$39,199	16.15%	$19,419	8.00%	$24,273	10.00%
Tier 1 Risk-Based Capital	$37,201	15.33%	$14,564	6.00%	$19,419	8.00%
Tier 1 Leverage	$37,201	8.42%	$17,663	4.00%	$22,079	5.00%

As of December 31, 2021:
Common Equity Tier 1 Capital	$37,592	15.32%	$11,044	4.50%	$15,952	6.50%
Total Risk-Based Capital	$39,329	16.03%	$19,634	8.00%	$24,542	10.00%
Tier 1 Risk-Based Capital	$37,592	15.32%	$14,725	6.00%	$19,634	8.00%
Tier 1 Leverage	$37,592	8.40%	$17,910	4.00%	$22,388	5.00%

As of June 30, 2021:
Common Equity Tier 1 Capital	$36,160	13.45%	$12,100	4.50%	$17,478	6.50%
Total Risk-Based Capital	$38,419	14.29%	$21,511	8.00%	$26,889	10.00%
Tier 1 Risk-Based Capital	$36,160	13.45%	$16,133	6.00%	$21,511	8.00%
Tier 1 Leverage	$36,160	8.58%	$16,865	4.00%	$21,082	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended		Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,	December 31,
	2022	2022	2021	2022	2021	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Financial Data
Assets	$429,393	$437,445	$432,774	$429,393	$432,774	$442,066
Investment securities	157,823	147,371	157,591	157,823	157,591	155,927
Loans, (net of deferred fees & costs)	200,698	204,252	234,871	200,698	234,871	210,392
Allowance for loan losses	2,238	2,380	2,887	2,238	2,887	2,470
Deposits	385,765	387,774	368,884	385,765	368,884	383,247
Borrowings	20,000	20,000	25,237	20,000	25,237	20,000
Stockholders' equity	21,265	27,280	35,395	21,265	35,395	35,716
Net income	310	231	480	540	1,074	2,516

Average Balances
Assets	$434,297	$441,472	$429,499	$437,884	$422,150	$431,169
Investment securities	167,651	155,599	150,556	161,625	134,581	145,496
Loans, (net of deferred fees & costs)	201,633	207,321	239,912	204,477	244,416	233,956
Deposits	387,358	384,776	371,115	386,067	363,327	371,958
Borrowings	20,000	20,002	20,617	20,001	20,590	20,309
Stockholders' equity	24,902	34,119	34,926	29,511	35,499	36,010

Performance Ratios
Annualized return on average assets	0.29%	0.21%	0.45%	0.25%	0.51%	0.58%
Annualized return on average equity	4.99%	2.74%	5.51%	3.69%	6.10%	6.99%
Net interest margin	2.61%	2.54%	2.92%	2.57%	2.92%	3.00%
Dividend payout ratio	92%	124%	59%	106%	53%	45%
Book value per share	$7.44	$9.55	$12.43	$7.44	$12.43	$12.51
Basic and diluted net income per share	0.11	0.08	0.17	0.19	0.38	0.88
Cash dividends declared per share	0.10	0.10	0.10	0.20	0.20	0.40
Basic and diluted weighted average shares outstanding	2,857,616	2,855,253	2,847,191	2,856,441	2,845,493	2,848,465

Asset Quality Ratios
Allowance for loan losses to loans	1.12%	1.17%	1.23%	1.12%	1.23%	1.17%
Nonperforming loans to avg. loans	0.12%	0.10%	1.72%	0.11%	1.69%	0.16%
Allowance for loan losses to nonaccrual & 90+ past due loans	964.4%	1103.7%	69.9%	964.4%	69.9%	703.7%
Net charge-offs annualize to avg. loans	0.05%	-0.02%	-0.06%	0.01%	-0.25%	-0.17%

Capital Ratios
Common Equity Tier 1 Capital	15.13%	15.33%	13.45%	15.13%	13.45%	15.32%
Tier 1 Risk-based Capital Ratio	15.13%	15.33%	13.45%	15.13%	13.45%	15.32%
Leverage Ratio	8.58%	8.42%	8.58%	8.58%	8.58%	8.40%
Total Risk-Based Capital Ratio	15.90%	16.15%	14.29%	15.90%	14.29%	16.03%